UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2005

Capital Automotive REIT
(Exact name of registrant as specified in its charter)

Maryland	000-23733	54-1870224
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8270 Greensboro Dr., Suite 950, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 288-3075

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 30, 2005, Capital Automotive REIT, a Maryland real estate investment trust (the “Company”), completed its previously announced merger, to be effective at the close of business on December 31, 2005, pursuant to the Agreement and Plan of Merger, dated as of December 30, 2005 (the “Merger Agreement”), among the Company and Capital Automotive LLC, a Delaware limited liability company (the “LLC”). Pursuant to the terms of the Merger Agreement, the Company merged with and into the LLC with the LLC continuing as the surviving entity. Under the terms of the Merger Agreement, Flag Fund V LLC, a Delaware limited liability company and holder of all of the issued and outstanding common shares of the Company, would own all of the issued and outstanding Common Membership Units of the LLC and holders of each issued and outstanding 7½% Series A Cumulative Redeemable Preferred Share and 8% Series B Cumulative Redeemable Preferred Share of the Company will receive one 7½ Series A Cumulative Redeemable Preferred Unit and one 8% Series B Cumulative Redeemable Preferred Unit, respectively, of the LLC in exchange for their Preferred Shares of the Company. The description of the terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated December 30, 2005, by and among Capital Automotive REIT and Capital Automotive LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL AUTOMOTIVE REIT

Date: December 30, 2005	By: /s/ Jean Marie Apruzzese
Name: Jean Marie Apruzzese
Title: Vice President

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated December 30, 2005, by and among Capital Automotive REIT and Capital Automotive LLC.